Exhibit 99.1

Gran Tierra Energy Inc. Provides Operations and Financial Update

Achieved First Quarter 2021 Average Production of 24,463 BOPD, Up 12% from Prior Quarter

Increased Current Average Production1 to 28,930 BOPD, Highest Since February 2020

Increased Acordionero Field Current Average Production1 to 16,400 BOPD, Highest Since September 2019

Reaffirms 2021 Full-Year Production Guidance of 28,000-30,000 BOPD

CALGARY, ALBERTA, April 12, 2021, Gran Tierra Energy Inc. (“Gran Tierra” or the “Company”) (NYSE American:GTE)(TSX:GTE)(LSE:GTE) today announced an operations and financial update. All dollar amounts are in United States dollars and all production volumes are on a working interest before royalties (“WI”) basis and are expressed in barrels (“bbl”) of oil per day (“bopd”), unless otherwise stated.

Key Highlights:

•	Production: Gran Tierra’s average production for various time periods is outlined in the table below:

Average Production	Acordionero (BOPD)	Costayaco (BOPD)	Moqueta (BOPD)	Other (BOPD)	Total Company (BOPD)
Second Quarter 2020	10,744	6,021	2,468	932	20,165
Third Quarter 2020	9,696	4,949	2,051	2,248	18,944
Fourth Quarter 2020	9,732	4,363	2,530	5,282	21,907
First Quarter 2021	12,681	4,190	2,304	5,288	24,463
Current Average Production[1]	16,400	4,700	2,400	5,430	28,930

[1]	Approximate average production over the period from March 28, 2021 to April 10, 2021

•	2021 Production Guidance: Based on the Company’s significant progress in increasing production during and subsequent to the first quarter of 2021, Gran Tierra reaffirms its 2021 full-year production guidance of 28,000-30,000 bopd

•	Credit Facility and Cash Balances: As of March 31, 2021, the Company had paid down its credit facility balance by $10 million to $180 million and had increased its cash and cash equivalents balance to $20 million, compared to a credit facility balance of $190 million and cash and cash equivalents balance of $14 million as of December 31, 2020

•	Acordionero Oil Field (100% WI)

◦	Utilizing 2 workover rigs, Gran Tierra continues to workover wells that went offline in 2020, which the Company decided not to workover at that time due to low oil prices; during the current workover campaign, the average workover cost has decreased 28% from 2019

◦	The development drilling rig has also remained active since starting on November 30, 2020, drilling both producers and injectors; the average cost per well has decreased 36% since 2019; the AC-75 well achieved a new record cycle time from spud to on-production of 10.6 days, at a total cost of $1.9 million

◦	The combination of the workover and drilling programs has resulted in Acordionero's current average production[2] of 16,400 bopd, with approximately 700 bopd of additional production to be added from existing wells; Gran Tierra also plans to drill and complete an additional 3 to 5 wells and bring them on production during the second quarter of 2021

◦	Acordionero’s current average production[2] is the highest level achieved since September 2019; Gran Tierra believes its prudent reservoir management of Acordionero’s waterflood has allowed the Company to restore this field’s production to a level last achieved more than 18 months ago, which strongly demonstrates the effectiveness of the waterflood

•	Costayaco Oil Field (100% WI)

◦	In March 2021, Gran Tierra commenced its infill development drilling campaign to drill 3 oil producers; this drilling program is the first in Costayaco since November 2019

◦	The CYC-42 infill oil well was drilled during the first quarter of 2021 with indications of high quality reservoir in the U, T, and Caballos Sands based on well logs, with potential prospectivity in the M2 Carbonate; the CYC-42 well was drilled in 12.1 days at a cost of $1.9 million, a 30% decrease from the last 4 wells drilled in Costayaco

◦	Currently, the CYC-43 infill well is being drilled and is expected be cased and cemented on or around April 12, 2021

◦	The CYC-44 infill well is expected to spud on or around May 15, 2021

◦	All 3 wells are expected to be on production by the end of the second quarter of 2021

◦	Workovers on 6 producing wells were completed during the first quarter of 2021, with oil production restored and ramping back up

•	Moqueta Oil Field (100% WI)

◦	During the second quarter of 2021, Gran Tierra plans a 5-well workover program, which is expected to consist of 1 workover and 1 stimulation to restore production, and also 3 injector conversions to further optimize the waterflood and increase production in the second half of 2021

•	Suroriente Block (52% WI and Operator)

◦	At the Cohembi oil field in the Suroriente Block, a facility expansion program is progressing as planned, which is expected to allow additional production to be brought online in the second half of 2021

◦	A workover rig is expected to move to the Suroriente Block in mid-April 2021, where it is expected to accelerate the running of larger pumps in 2 oil wells and to restore production in 3 additional oil wells which are currently offline

Message to Shareholders

Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented: "At the beginning of the fourth quarter of 2020, we decided to hedge 15,000 bopd of first half 2021 production and to resume development operations across all of our major assets. Throughout the first quarter of 2021, we have significantly and profitably restored Gran Tierra’s total production. Our ability to ramp up Gran Tierra’s production to the highest level in over a year clearly demonstrates our team’s success at optimizing our core oil fields under waterflood, while preserving and maximizing the long-term value of all of our assets. Based on our significant progress in increasing production during the first quarter of 2021, we reaffirm Gran Tierra’s 2021 full-year production guidance of 28,000-30,000 bopd.

Our 2021 capital budget of $130-150 million remains a balanced, returns-focused program which prioritizes free cash flow generation and debt reduction. If Brent oil prices continue to be well above our original 2021 budget forecast of $49 per bbl, we plan to further accelerate debt reduction through the remainder of 2021. We also continue to advance exploration-related activities for our prioritized, high impact exploration program and we expect to increase activity in 2022.

Our teams in Colombia, Canada and Ecuador have done an excellent job by safely and effectively executing our development program during the many challenges faced by Gran Tierra and our industry in 2020 and 2021. The health and safety of our people and all of our stakeholders where we operate will continue to be a focus in 2021 through our industry-leading COVID-19 safety practices and protocols. In addition, our 'Beyond Compliance Philosophy and Policy' continues. Where Gran Tierra identifies significant opportunities and benefits to the environment and communities, we voluntarily strive to go beyond what is legally required to protect the environment and provide social benefits, because it is the right thing to do."

[2]	Approximate average production over the period from March 28, 2021 to April 10, 2021

Contact Information

For investor and media inquiries please contact:

Gary Guidry

President & Chief Executive Officer

Ryan Ellson

Executive Vice President & Chief Financial Officer

Rodger Trimble

Vice President, Investor Relations

+1-403-265-3221

info@grantierra.com

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. together with its subsidiaries is an independent international energy company currently focused on oil and natural gas exploration and production in Colombia and Ecuador. The Company is currently developing its existing portfolio of assets in Colombia and Ecuador and will continue to pursue additional new growth opportunities that would further strengthen the Company’s portfolio. The Company’s common stock trades on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Information on the Company's website does not constitute a part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra's Securities and Exchange Commission filings are available on the SEC website at http://www.sec.gov and on SEDAR at http://www.sedar.com and UK regulatory filings are available on the National Storage Mechanism website at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.

Forward Looking Statements and Legal Advisories:

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). The use of the words “expect”, “plan”, “can,” “will,” “should,” “guidance,” “forecast,” “signal,” “measures taken to” and “believes”, derivations thereof and similar terms identify forward-looking statements. In particular, but without limiting the foregoing, this press release contains forward-looking statements regarding: the Company’s strategies related to drilling and operation activities, expectations regarding reservoir prospects and production amounts, future well results (including initial oil production rates and productive capacity based on past performance) and operating and general and administrative costs, production guidance for 2021, the impact of the Company’s COVID-19 protocols, the Company’s expectations as to debt repayment and its positioning for 2021. The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, pricing and cost estimates (including with respect to commodity pricing and exchange rates), and the general continuance of assumed operational, regulatory and industry conditions in Colombia and Ecuador, and the ability of Gran Tierra to execute its business and operational plans in the manner currently planned.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: he unprecedented impact of the COVID-19 pandemic and the actions of OPEC and non-OPEC countries and the procedures imposed by governments in response thereto; disruptions to local operations; the decline and volatility in oil and gas industry conditions and commodity prices; the severe imbalance in supply and demand for oil and natural gas; prices and markets for oil and natural gas are unpredictable and volatile; the accuracy of productive capacity of any particular field; the timing and impact of any resumption of operations; Gran Tierra’s operations are located in South America and unexpected problems can arise due to guerilla activity or local blockades or protests; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; geographic, political and weather conditions can impact the production, transport or sale of our products; the ability of Gran Tierra to execute its business plan and realize expected benefits from current initiatives (including a reduction of the capital program); the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production and develop and manage reserves on an economically viable basis; the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates); the risk profile of planned exploration activities; the effects of drilling down-dip; the effects of waterflood and multi-stage fracture stimulation operations; the extent and effect of delivery disruptions, equipment performance and costs; actions by third parties; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; volatility or declines in the trading price of our common stock or bonds; the risk that Gran Tierra does not receive the anticipated benefits of government programs, including government tax refunds; Gran Tierra’s ability to comply with financial covenants in its credit agreement and indentures and make borrowings under its credit agreement; and the risk factors detailed from time to time in Gran Tierra's periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption “Risk Factors” in Gran Tierra's Annual Report on Form 10-K for the year ended December 31, 2020 and its other filings with the Securities and Exchange Commission. These filings are available on the Securities and Exchange Commission website at http://www.sec.gov and on SEDAR at www.sedar.com.

The forward-looking statements contained in this press release are based on certain assumptions made by Gran Tierra based on management's experience and other factors believed to be appropriate. Gran Tierra believes these assumptions to be reasonable at this time, but the forward-looking statements are subject to risk and uncertainties, many of which are beyond Gran Tierra's control, which may cause actual results to differ materially from those implied or expressed by the forward looking statements. In particular, the unprecedented nature of the current economic downturn, pandemic and industry decline may make it particularly difficult to identify risks or predict the degree to which identified risks will impact Gran Tierra’s business and financial condition. All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law.

The estimates of future production set forth in this press release may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are provided to give the reader a better understanding of the potential future performance of the Company in certain areas and are based on assumptions about future events, including economic conditions and proposed courses of action, based on management's assessment of the relevant information currently available, and to become available in the future. These projections may not be appropriate for other purposes. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. These projections may also be considered to contain future-oriented financial information or a financial outlook. The actual results of Gran Tierra's operations for any period will likely vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective operational and financial information has been prepared on a reasonable basis, reflecting management's best estimates and judgments, and represent, to the best of management's knowledge and opinion, the Company's expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Presentation of Oil and Gas Information

BOEs have been converted on the basis of 6 thousand cubic feet ("Mcf") of natural gas to 1 bbl of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

References to a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Gran Tierra's reported production is a mix of light crude oil and medium and heavy crude oil for which there is no precise breakdown since the Company's oil sales volumes typically represent blends of more than one type of crude oil. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed. References to thickness of "oil pay" or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume.